UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	27-2992077 (IRS Employer Identification No.)
401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)
Upland Software, Inc. 2024 Omnibus Incentive Plan
(Full title of the plan)
John T. McDonald
Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701
(512) 960-1010
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Steven M. Tyndall
John Hensley
Morrison & Foerster LLP
300 Colorado St., Suite 1800
Austin, Texas 78701
(512) 617-0650

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Upland Software, Inc., a Delaware corporation (the “Registrant”), to register 6,811,775 shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), which may be issued to eligible employees, non-employee directors and consultants of the Registrant and any parent or subsidiary entities under the Upland Software, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”), which was approved by the Registrant’s Board of Directors on April 12, 2024 and by its stockholders on June 5, 2024. The Commons Stock registered hereby consists of (i) 3,200,000 shares of Common Stock newly reserved for issuance under the 2024 Plan, (ii) 98,554 shares of Common Stock which remain available for future grants under the Upland Software, Inc. 2014 Equity Incentive Plan (as amended, the “Prior Plan”) as of June 5, 2024, (iii) 3,390,691 shares of Common Stock that may become available for future issuance under the 2014 Plan in the event of the forfeiture, cancellation, or expiration of outstanding awards on or after June 5, 2024 under the Prior Plan and (iv) 122,530 outstanding shares of Common Stock subject to stock options that were previously granted under the Amended and Restated Upland Software, Inc. 2010 Stock Option Plan (the “2010 Plan”) and the Prior Plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission, are hereby incorporated by reference herein and shall be deemed to be a part hereof:
1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 22, 2024;
2.The information specifically incorporated by reference into the Registrant’s Annual Report from the Registrant’s amended Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2024;
3.The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the Commission on May 2, 2024;
4.The Registrant’s Current Reports on Form 8-K filed with the Commission on January 30, 2024 and June 5, 2024; and
5.The description of the Registrant’s common stock set forth in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 22, 2024.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers and other employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation, as currently in effect, provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws, as currently in effect, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have and expect to continue to enter into indemnification agreements with our directors, officers and some employees containing provisions that may be in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-198574), as declared effective on November 5, 2014.

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2023).

4.3	Amended and Restated Bylaws of the Registrant (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 4, 2020).
5.1*	Opinion of Morrison & Foerster LLP.
10.1*	Upland Software, Inc. 2024 Omnibus Incentive Plan (which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2024).
10.2*	Form of Upland Software, Inc. 2024 Omnibus Incentive Plan Performance Unit Award Agreement.
10.3*	Form of Upland Software, Inc. 2024 Omnibus Incentive Plan Restricted Stock Unit Award Agreement.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table.
*	Filed herewith

Item 9.    Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
    Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 5th day of June, 2024.
UPLAND SOFTWARE, INC.

By:    __/s/ John T. McDonald
    John T. McDonald
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John T. McDonald and Michael D. Hill, and each of them, as his or her true and lawful attorney in fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. McDonald John T. McDonald	Chief Executive Officer and Chairman (Principal Executive Officer)	June 5, 2024

/s/ Michael D. Hill Michael D. Hill	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 5, 2024

/s/ David H.S. Chung David H.S Chung	Director	June 5, 2024

/s/ Stephen E. Courter Stephen E. Courter	Director	June 5, 2024

/s/ Timothy Mattox Timothy Mattox	Director	June 5, 2024

/s/ David D. May David D. May	Director	June 5, 2024

/s/ Teresa M. Walsh Teresa M. Walsh	Director	June 5, 2024